Exhibit 3.13

CERTIFICATE OF FORMATION

OF

Toledo Refining Company LLC

1.	The name of the limited liability company is Toledo Refining Company LLC.

2.	The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Toledo Refining Company LLC this 22 day of November, 2010.

/s/ Jeffrey Dill
Jeffrey Dill, Authorized Person